EXHIBIT 10.66

                                                                        MICHIGAN

                      PURCHASE AND SALE OF ASSETS AGREEMENT

                                      AMONG

                          USL CITY ENVIRONMENTAL, INC.

                                       AND

                           CITY MANAGEMENT CORPORATION

                                       AND

                            USA WASTE SERVICES, INC.
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                                TABLE OF CONTENTS

SECTION                                                                   PAGE

      ARTICLE 1.  SALE OF ASSETS...........................................  2
            Section 1.1.  Description of Assets............................  2
            Section 1.2.  Excluded Assets..................................  4
            Section 1.3.  Non-Assignment of Certain Customer
                 Contracts.................................................  4

      ARTICLE 2.  PURCHASE PRICE...........................................  5
            Section 2.1.  Purchase Price...................................  5
            Section 2.2.  Adjustment to Purchase Price.....................  5
            Section 2.3.  Additional Payments..............................  6

      ARTICLE 3.  CLOSING..................................................  8
            Section 3.1.  Time and Place of Closing........................  8
            Section 3.2.  Deliveries by Seller and Seller's Parent.........  9
            Section 3.3.  Deliveries by Buyer..............................  9
            Section 3.4.  Title Policies................................... 10
            Section 3.5.  Permitted Encumbrances........................... 10
            Section 3.6.  Surveys.......................................... 10

      ARTICLE 4.  POST CLOSING COVENANTS................................... 11
            Section 4.1.      Change of Name; Removal of
                              Identification............................... 11
            Section 4.2.  Further Assurance................................ 11
            Section 4.3.  Transition....................................... 12
            Section 4.4.  Post Closing Balance Sheet....................... 12
            Section 4.5.  Assignment of Rights............................. 13
            Section 4.6.  Cooperation Regarding Permits.................... 13
            Section 4.7.  Lease of Certain Property........................ 13
            Section 4.8.  Survival......................................... 14

      ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SELLER AND
      SELLER'S PARENT...................................................... 14

            Section 5.1.  Organization; Authority.......................... 15
            Section 5.2.  Stock Ownership; Binding Effect.................. 15
            Section 5.3.  Accounts Receivable.............................. 15
            Section 5.4.      Proprietary Rights; Environmental
                              Documents.................................... 16
            Section 5.5.  Real Property; Reporting......................... 17
            Section 5.6.  Personal Property................................ 18
            Section 5.7.  Contracts........................................ 19
            Section 5.8.  Insurance Policies............................... 20
            Section 5.9.  Employees; Compensation.......................... 20
            Section 5.10.  Employee Relations and Benefit Plans............ 20
            Section 5.11.  Compliance with ERISA........................... 20
            Section 5.12.  Compliance with Law; No Conflicts............... 23
            Section 5.13.  Taxes........................................... 24
            Section 5.14.  Litigation...................................... 24
            Section 5.15.  Conduct of Seller's Business.................... 25
            Section 5.16.  Hazardous Materials; Disposal Sites............. 25
            Section 5.17.  Underground Storage Tanks....................... 26
            Section 5.18.  Absence of Certain Business Practices........... 26
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SECTION                                                                   PAGE

      ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.................. 26
            Section 6.1.  Corporate Organization........................... 26
            Section 6.2.  Corporate Authority.............................. 27
            Section 6.3.  No Conflicts..................................... 27
            Section 6.4.  Binding Agreement................................ 27
            Section 6.5.  Condition of Assets.............................. 27

      ARTICLE 7.  COVENANTS OF SELLER'S PARENT AND SELLER PRIOR TO
            CLOSING........................................................ 28

      ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER'S
            PARENT AND SELLER.............................................. 28

      ARTICLE 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............. 29

      ARTICLE 10.  NON-ASSUMPTION OF LIABILITIES........................... 29
            Section 10.1.  Non-Assumption of Liabilities................... 29
            Section 10.2.  Assumption of Certain Obligations............... 29

      ARTICLE 11.  INDEMNIFICATION......................................... 30
            Section 11.1.  Survival of Representations, Warranties
                           and Covenants................................... 30
            Section 11.2.  Indemnification by Seller's Parent and
                           Seller.......................................... 30
            Section 11.3.  Indemnification by Buyer........................ 31
            Section 11.4.  Limitation on Liability......................... 32
            Section 11.5.  Procedure for Indemnification with
                           Respect to Third Party Claims................... 32
            Section 11.6.  Additional Procedures........................... 34

      ARTICLE 12.  EXCLUSIVITY............................................. 36

      ARTICLE 13.  TERMINATION OF AGREEMENT................................ 36
            Section 13.1.  Termination by Buyer............................ 36
            Section 13.2.  Termination by Seller........................... 36
            Section 13.3.  Remedies In The Event of Breach................. 36

      ARTICLE 14.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION............... 36
            Section 14.1.  Nondisclosure by Seller and Seller's
                           Parent....................................... 36
            Section 14.2.  Nondisclosure by Buyer.......................... 37

      ARTICLE 15.  GENERAL................................................. 38
            Section 15.1.  Assignment; Binding Effect; Amendment........... 38
            Section 15.2.  Entire Agreement................................ 38
            Section 15.3.  Counterparts.................................... 38
            Section 15.4.  No Brokers...................................... 38
            Section 15.5.  Expenses of Transaction......................... 39
            Section 15.6.  Notices......................................... 39
            Section 15.7.  Governing Law................................... 40

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            Section 15.8.  No Waiver....................................... 40
            Section 15.9.  Time of the Essence............................. 41
            Section 15.10.  Captions....................................... 41
            Section 15.11.  Severability................................... 41
            Section 15.12.  Construction................................... 41
            Section 15.13.  Standstill Agreement........................... 42

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                      PURCHASE AND SALE OF ASSETS AGREEMENT

            THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of May 8, 1998, among USL CITY ENVIRONMENTAL, INC., a Michigan corporation ("Buyer"); CITY MANAGEMENT CORPORATION, a Michigan corporation ("Seller"); and USA WASTE SERVICES, INC., a Delaware corporation, the sole stockholder of Seller (the "Seller's Parent").

            WHEREAS, Seller operates a hazardous and non-hazardous commercial liquid waste transportation, storage, treatment, processing and disposal business in the Detroit, Michigan area (the "Business");

            WHEREAS, in connection with operating the Business, Seller owns the real property upon which a closed processing station (the "Kansas City Facility") is located (the "Kansas City Land") and is more fully described on Exhibit A attached hereto and made a part hereof;

            WHEREAS, also in connection with operating the Business, Seller owns the real property upon which a vehicle parking and maintenance facility (the "Calahan Facility") is located in Calahan, Michigan, on approximately 10 acres (the "Calahan Land") and is more fully described on Exhibit B attached hereto and made a part hereof;

            WHEREAS, also in connection with operating the Business, Seller owns the real property upon which a hazardous and nonhazardous liquid waste processing facility (the "Frederick Facility") is located in Detroit, Michigan, on approximately 9.2 acres together with land in the area south of the Frederick Facility bounded by Frederick and Farnsworth and west of St. Aubin (the "Frederick Land") and is more fully described in Exhibit C attached hereto and made a part hereof (the Kansas City Land, the Calahan Land, and the Frederick Land are sometimes collectively referred to as the "Land");

            WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business and Seller desires to sell such assets, properties and contractual rights to Buyer, all in
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accordance with the terms and conditions set forth in this
Agreement;

            WHEREAS, Seller's Parent holds all of the outstanding capital stock of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Seller's Parent herein set forth; and

            WHEREAS, as a material inducement to Seller entering into this agreement, Buyer's parent corporation, U S Liquids Inc., a Delaware corporation ("Buyer's Parent"), has agreed to guarantee the obligations of Buyer hereunder;

            WHEREAS, Seller's Parent desires that Seller sell such assets, properties and contractual rights to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises herein set forth;

            NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                            ARTICLE 1. SALE OF ASSETS

             SECTION 1.1. DESCRIPTION OF ASSETS. Upon the terms and

subject to the conditions set forth in this Agreement, effective upon Closing (as defined below) Seller hereby grants, conveys, sells, transfers and assigns to Buyer the following assets, properties and contractual rights (to the extent assignable) of Seller, wherever located, which are used in the Business subject to the exclusions hereinafter set forth:

            (a) all of Seller's right, title, estate and interest in and to the Land and all buildings, fixtures and improvements located on the Land;

            (b) all permits, licenses, orders, consents and approvals of Seller used in the Business (the "Permits"), to the extent the same may be transferred by Seller to Buyer under Applicable Law;

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            (c) the equipment used or for use in the Business listed on Schedule
      1.1(c), attached hereto and made a part hereof (the "Equipment");

            (d) the motor vehicles used or for use in the Business and owned or leased by Seller, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "Rolling Stock"), as the same are more completely described by manufacturer, model number and model year on Schedule 1.1(d), attached hereto and made a part hereof;

            (e) all non-proprietary manual and automated billing systems, including, without limitation, programs used or for use in the Business;

            (f) all of Seller's inventory of parts, tires and accessories of every kind, nature, and description used or for use in the Business located on the Land (the "Inventory");

            (g) to the extent assignable under Applicable Law, all contractual rights of Seller with Seller's customers (whether oral or in writing) relating to the operation of the Business (the "Customer Contracts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Contracts (the "Related Approvals"). A complete and accurate list of the Customer Contracts and the Related Approvals is set forth on Schedule 1.1(g), attached hereto and made a part hereof;

            (h)   (INTENTIONALLY DELETED);

            (i) all right, title, and interest of Seller in and to the telephone numbers (___) ___-____ and (___) ___-____ used in the operation of the Business;

            (j) all of Seller's shop tools, nuts and bolts relating to the Business;

            (k) all of Seller's existing documents, files and other material related to all current or past customers of the Business;

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            (l) all trade accounts receivable of Seller related to the Business
      ("Accounts Receivable") as of the close of business on the date of Closing (as hereinafter defined); and

            (m) all of the goodwill of the Business. All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

            SECTION 1.2. EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"): (a) all cash or cash equivalents on hand and on deposit with Seller, except as set forth in Section
2.2 hereof; (b) all, if any, real property and all buildings on and fixtures to all real property of Seller other than set forth in Section 1.1(a); (c) all contracts and contract rights and obligations of Seller (whether oral or in writing) other than the Customer Contracts and the Permits and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments not relating to the Customer Contracts, the Permits or the Business;
(d) all employment contracts to which Seller is a party or by which Seller is bound; (e) the corporate and tax records and corporate seal of Seller; and (f) all motor vehicles of Seller which are not Rolling Stock.

            SECTION 1.3. NON-ASSIGNMENT OF CERTAIN CUSTOMER CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Contract shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller, without incurring out-of-pocket expenses, shall use reasonable efforts to assist Buyer to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, however, Seller shall have no liability or obligation to Buyer related thereto and Seller shall cooperate with Buyer in any reasonable

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arrangement designed to provide for Buyer the benefits under any such Customer
Contract and enforcement (without the obligation to actually commence litigation or other dispute resolution process) for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Customer Contract by such other person or otherwise. Attached hereto as Schedule 1.3 is a list of all Customer Contracts requiring consent to their assignment.

                            ARTICLE 2. PURCHASE PRICE
             SECTION 2.1. PURCHASE PRICE. Subject to Section 2.2, at the Closing, Buyer shall pay to Seller for the Assets $27,900,000.

            SECTION 2.2. ADJUSTMENT TO PURCHASE PRICE. The parties agree that the purchase price was determined as if the net working capital of Seller related to the Business was going to be $1.00 at the close of business on the Closing Date. Accordingly, the parties agree that the purchase price set forth in this Article 2 shall be adjusted (up or down) on the Adjustment Date (as defined in Section 4.4) to reflect the actual net working capital of Seller related to the Business on the Closing Date (the "Actual Net Working Capital"), as shown on the balance sheet to be prepared in accordance with Section 4.4 hereof. If the Actual Net Working Capital of Seller related to the Business on the Closing Date is greater than $1.00 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be increased dollar for dollar for each dollar the Actual Net Working Capital exceeds $1.00 on the Closing Date. If the Actual Net Working Capital of Seller related to the Business is less than $1.00 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be decreased dollar for dollar for each dollar the Actual Net Working Capital falls below $1.00 on the Closing Date. For purposes of this Agreement, Actual Net Working Capital shall mean the aggregate current assets of Seller related to the Business on the Closing Date minus the aggregate of all current liabilities of Seller related to the Business on the Closing Date, calculated in accordance with generally accepted accounting principles ("GAAP").

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In computing the adjustment amounts provided for in this Section, the party owing payment to the other pursuant to this Section shall make such payment in cash.

            In the event of a dispute between the parties as to the Actual Net Working Capital, the parties will have 30 days to resolve the dispute among themselves. If the parties have not resolved such dispute within such 30-day period, then the parties shall select an arbitrator who shall decide the dispute within 30 days after being selected. If the parties cannot agree on an arbitrator, then Buyer and Seller shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualifications. All costs of the arbitration shall be split equally between Buyer and Seller's Parent.

            SECTION 2.3. ADDITIONAL PAYMENTS. (a) In addition to the foregoing, at the Closing, Seller and Buyer will enter into separate written agreements as follows:

                  (i) a written disposal agreement ("Disposal Agreement") whereby Buyer will agree to deliver all of its sludge material to specified landfills operated by Seller or its affiliates for a period of 20 years at the following rates and upon such other terms and conditions as are mutually agreeable to Buyer and Seller:
            YEARS       CUBIC YARDS PER YEAR                RATE

            1-5         first 120,000 cu/yd.                $45.50 per cu/yd.
            1-5         120,001 cu/yd. and up               $ 8.00 per cu/yd.
            6-20        all cubic yards                     $ 8.00 per cu/yd.

                (ii) a written processing agreement (the "Leachate Treatment
            Agreement") whereby Seller or its affiliates will agree to deliver to Buyer all leachate from specified landfills operated by Seller or its affiliates and Buyer will agree to treat all such leachate (up to a maximum of 35,000,000 gallons per year) for the price of

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            3/4 of a cent per gallon for a period of 20 years and upon such other terms and conditions as are mutually acceptable to Buyer and Seller. Treatment rates for leachate in excess of 35,000,000 gallons shall be negotiated by the parties in good faith.

               (iii) the Base Rate and only that portion of the Premium Rate equivalent to the Base Rate shall escalate annually by the application of the CPI Index as described in attached SCHEDULE 2.1(A)(III). (b) (i) In addition to the above, commencing on the fifth anniversary of the Closing Date and continuing each year thereafter through the nineteenth anniversary of the Closing Date, Buyer shall pay to Seller a royalty in the amount equal to six percent (6%) of the Net Revenues (as hereinafter defined) derived from the Assets. Such royalty shall be paid monthly within 30 days of the end of each month.

                (ii) For purposes of this Agreement, "Net Revenues" shall mean the gross revenues of Buyer (computed in accordance with generally accepted accounting principles) derived from the Business, or any portion thereof, only actually received by Buyer for waste, less (without duplication): (i) any amounts collected on behalf of or otherwise passed through to any federal, state or local governmental body; (ii) any tax which is imposed for the purpose of (A) restricting the volume, nature or origin of waste and/or (B) pollution control, and/or (C) environmental enhancement; and (iii) any amounts which are in the nature of a "host fee" (defined as a payment made by requirement of law or contract as a result of negotiations commenced by a host governmental entity, made to a host governmental entity whether state, county, city, township, village or other in connection with the location in that host jurisdiction of the Assets).

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               (iii) Seller, or its designated agents, shall have the right, at its sole expense and from time to time (but not more frequently than quarterly) to inspect those records of Buyer necessary to determine the Net Revenues of Buyer, during reasonable business hours and upon reasonable notice to Buyer and U S Liquids Inc. in order to verify any amounts payable to Seller. Neither Seller nor its designated agents shall have any right to inspect any of the other books or records of Buyer or U S Liquids Inc.

                (iv) Buyer covenants that its payment obligations under this
            Section 2.2(b) shall survive Closing and, notwithstanding anything to the contrary in this Agreement. Any transfer by Buyer of all or any part of the Business shall be expressly subject to a condition requiring the transferee be bound by the requirements of this
            Section 2.2(b) and that all subsequent transferees be equally so bound; and provided further that Buyer shall, and shall require all subsequent transferees to, notify Seller no less than 30 days prior to such transfer. This covenant shall bind any and all successors and assigns of Buyer, and no such transfer shall relieve Buyer of any obligation hereunder. In addition, Buyer agrees that if during said 20 year period Buyer voluntarily ceases operation or voluntarily materially decreases operation of the Business, then thereafter until the Business is reopened or operation is increased to normal operation, the Net Revenues shall be deemed to be the net revenue of all of the operations of Buyer, Buyer's Parent and their affiliated companies within a 250 mile radius of Detroit, Michigan.

      The provisions of this Section 2.2 shall survive the Closing.

                               ARTICLE 3. CLOSING

            SECTION 3.1. TIME AND PLACE OF CLOSING. Unless otherwise agreed to by the parties hereto, this transaction shall

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be closed upon the date hereof (the "Closing"). The Closing shall take place at a time and location mutually agreeable to Buyer and Seller. The date on which the Closing occurs shall be referred to as the "Closing Date."

            SECTION 3.2. DELIVERIES BY SELLER AND SELLER'S PARENT. At the Closing, Seller and Seller's Parent shall deliver to Buyer, all duly executed:

            (a) a General Conveyance, Assignment and Bill of Sale in form and substance satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (the "Bill of Sale"); and

            (b) a noncompetition agreement duly and properly executed by Seller and Seller's Parent, in form and substance satisfactory to Buyer and Seller (the "Noncompetition Agreement").

            Reasonably promptly after Closing, Seller and Parent shall deliver to Buyer all duly executed:

            (i) covenant deeds (the "Deed") to the Owned Land, subject only to the Permitted Encumbrances (hereinafter defined) (Buyer and Seller shall share equally the cost of all state, county and other transfer or documentary taxes and all recording fees incurred in connection with recording each deed);

          (ii) all motor vehicle Certificates of Title and registrations to the Rolling Stock;

         (iii) evidence of the payment in full of all debts encumbering the Assets, including, without limitation, all obligations under any leases for any of the Assets (including any lease-end buy-out provisions);

          (iv) such other separate instruments of sale, assignment, or transfer reasonably required by Buyer; and

            (v) all Disclosure Schedules (as hereinafter defined) and exhibits to this Agreement.

            SECTION 3.3. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller, all duly and properly executed (where applicable):

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            (a)   the purchase price provided in Section 2.1;
            (b)   the Noncompetition Agreement;
            (c)   the Disposal Agreement; and
            (d)   the Leachate Treatment Agreement.

            SECTION 3.4. TITLE POLICIES. Buyer shall obtain one or more extended coverage policies of title insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including such endorsements reasonably requested by Buyer (including, but not limited to, comprehensive, access, contiguity, non-arbitration, going concern, non-imputation and zoning endorsements), and that are available in the state where the Land is located, insuring fee simple title to the Land subject only to the exceptions permitted by Section 3.5 hereof (the "Title Policies"). Such Title Policies shall be obtained by Buyer post-Closing. Seller and Buyer shall each pay one-half of the costs associated with the delivery of the Title Policies to Buyer.

            SECTION 3.5. PERMITTED ENCUMBRANCES. The Title Policies shall insure Buyer's interest in the Land to be free and clear of all encumbrances whatsoever except the Permitted Encumbrances. For purposes hereof, "Permitted Encumbrances" shall mean and include: (i) zoning ordinances and regulations and building and use restrictions; (ii) real estate taxes and assessments, both general and special, which are a lien but which are not yet due and payable at the Closing Date; (iii) easements, encumbrances, covenants, conditions, reservations, restrictions and any other matters of record; and (iv) any matter which would be disclosed by an accurate survey. Buyer and Seller shall each pay one-half of the costs associated with the delivery of the Title Policies to Buyer. In addition, Seller shall pay to remove any mortgages or liens of a monetary nature that are of record against any portion of the Land.

            SECTION 3.6. SURVEYS. Buyer shall obtain for its use and for the use of the Title Company in connection with the issuance of the Title Policies, one or more current and complete surveys of the Land, made on the ground by a competent registered

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surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, roads, and easements now existing; (c) the number of acres in the Land; (d) the location of any buildings, fences or other improvements which encroach on the Land; (e) the location of any improvements on the Land which encroach on any neighboring property; (f) all building lines established in respect of the Land; and (g) all public access to the Land, and representing that the boundaries of the Land are contiguous with the boundaries of all adjoining parcels (the "Surveys"). The Surveys shall be obtained by Buyer post-Closing, and shall be delivered to Buyer and the Title Company with certification to each entity by the surveyor and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policies. Buyer and Seller shall each pay one-half of the costs of the Surveys. In no event shall the failure of the Title Company to deliver any title work, or the Title Policies or of any surveyor to deliver any Survey delay Closing.

                        ARTICLE 4. POST CLOSING COVENANTS

             SECTION 4.1. CHANGE OF NAME; REMOVAL OF IDENTIFICATION.

            (a) Within 30 days after Closing, Buyer shall take all necessary action to discontinue use of any business name that includes the name of the Seller's Parent, Seller, or any of their affiliated companies.

            (b) Within six months after the Closing, Buyer shall remove from the assets all visible names, symbols, trade names, service marks and logos of Seller, Seller's Parent, or any of their affiliated companies.

            SECTION 4.2. FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement

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and the transaction contemplated hereby. Seller, also without further consideration, agrees to cooperate with Buyer and to use its reasonable efforts to have the present officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Seller shall not be obligated in any event to incur out-of-pocket expenses in connection with its performance under this Section 4.2.

            SECTION 4.3. TRANSITION. Neither Seller nor Seller's Parent will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Seller's Parent will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Seller's Parent agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer. Seller shall not be obligated in any event to incur out-of-pocket expenses in connection with its performance under this Section 4.3.

            SECTION 4.4. POST CLOSING BALANCE SHEET. On the date which is 120 days after the Closing Date (the "Adjustment Date") the parties shall adjust the purchase price in accordance with Section 2.2 based on a balance sheet of Seller related to the Business for the period ending on the close of business on the Closing Date, prepared by Buyer in accordance with GAAP and delivered to Seller, together with the supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven days prior to the Adjustment Date. Buyer shall use its best efforts to collect accounts receivable that are due and owing for work performed prior to the Closing Date. On or before the Adjustment Date, Buyer shall remit to Seller all amounts

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received with respect to such accounts receivable. Any payments received by
Buyer from account debtor which had accounts receivable outstanding on the Closing Date shall be first applied to the oldest outstanding accounts receivable of such account debtor. Any accounts receivable that have not been collected within 120 days of the Closing Date shall be assigned by Buyer to Seller. Any dispute between the parties as to this Section 4.4 shall be resolved in accordance with the procedure set forth in Section 2.2.

            SECTION 4.5. ASSIGNMENT OF RIGHTS. From time to time on and after the Closing and without consideration, Seller's Parent, to the extent it has the right to assign and excluding any amount or matter with respect to which Seller's Parent may have an outstanding indemnification obligation or other liability to Buyer or any other party under this Agreement, shall assign to Buyer its rights of indemnification that accrue as a result of any breach of a representation or warranty contained in that certain Stock Purchase Agreement dated December 9, 1997, between USA Waste Services, Inc., City Management Holdings Trust, and Trust Under Indenture dated August 26, 1997, between Anthony
L. Soave, as donor, and Anthony L. Soave and Yale Levin as Trustees, Anthony L. Soave and the Corporations listed on Schedule A thereto (the "Predecessor Contract"). In the event Seller's Parent is prohibited from assigning its rights, then Seller's Parent shall use its best efforts to enforce such rights for, and on behalf of, Buyer.

            SECTION 4.6. COOPERATION REGARDING PERMITS. Seller and Seller's Parent, without incurring out-of-pocket expenses, shall cooperate with Buyer to accomplish the prompt transfer of the Permits. Buyer agrees that any operation of the Business without the required Permits shall be at its own risk and that Seller and Seller's Parent shall have no liability whatsoever if such Permits are not, or may not be, transferred or obtained by Buyer.

            SECTION 4.7. LEASE OF CERTAIN PROPERTY. Concurrently with the Closing of the transaction contemplated by this Agreement, Seller and Buyer shall enter into a long term lease in the form mutually agreed upon by the parties, whereby Seller shall lease from Buyer the Calahan Land and the Calahan Facility, for a term of not less than 30 years (subject to Seller's right to terminate at any time upon 90 days written notice to Buyer) at a rental rate of 10% below the market rental rate for a similarly situated facility. Buyer agrees that it will undertake and complete performance of any remediation required by any governmental agency as of the Closing Date for the Calahan Land and Calahan Facility.

            SECTION 4.8. SURVIVAL. The covenants in this Article 4 shall survive the Closing in accordance with Article 11.

       ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S
                                   PARENT.

Seller and Seller's Parent, jointly and severally, and only with respect to the period of time since January 14, 1998, represent and warrant to Buyer, that, to the best of Seller's and Seller's Parent's knowledge, the statements contained in this Section 5 except as set forth in the schedules to the subsections of this Section 5 to be delivered by Seller to Buyer (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete, in all material respects, as of the date of this Agreement; (ii) will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5); and (iii) shall survive the Closing in accordance with Article 11 hereof. The representations and warranties in this Article 5 do not apply with respect to any facts or circumstances first arising before January 14, 1998 or to any contrary facts or circumstances of which Buyer becomes aware prior to Closing if Buyer proceeds to Closing.

            Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's or Seller's Parent's knowledge", such phrase shall mean the actual knowledge of the officers, directors, and senior and regional management of Seller and Seller's Parent actively responsible for the operation of the Business.

            SECTION 5.1. ORGANIZATION; AUTHORITY. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is now and has been at all times since its incorporation, duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business.

            (b) Seller and Seller's Parent each has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. On or before the Closing, all corporate action of Seller and Seller's Parent necessary to approve the sale of the Assets by Seller will have been taken, including director and shareholder approvals, if necessary.

            SECTION 5.2. STOCK OWNERSHIP; BINDING EFFECT. The authorized capital stock of Seller consists solely of 50,000 shares of voting common stock of which 1,001 shares are issued and outstanding. All of the issued and outstanding shares of Seller are owned of record and beneficially by Seller's Parent and are free and clear of all liens, security interests, encumbrances, adverse claims, pledges, equities and other restrictions whatsoever. This Agreement is the valid and binding obligation of Seller and Seller's Parent, enforceable against them in accordance with its terms.

            SECTION 5.3. ACCOUNTS RECEIVABLE. Attached as Schedule 5.3 is a complete and accurate list of all accounts and notes receivable of Seller as of May 8, 1998, including receivables from and advances to employees and also including all such accounts and notes receivable which are not reflected in the financial statements, if any. Also attached as Schedule 5.3 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories.

            SECTION 5.4. PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS. (i) Attached as Schedule 5.4(i) is a complete and accurate list and summary description as of the date hereof of all materials Permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, and franchises currently owned or held by Seller. None of the permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, and franchises has been claimed to, or to the best of Seller's and Seller's Parent's knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.4(i), such Permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, and franchises, are adequate for the operation of the Business as presently constituted; and

          (ii) Seller has, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all notifications from governmental agencies and any other person or entity and any other documents of Seller in its possession relating to: (a) each material violation of Applicable Laws (hereinafter defined) by Seller relating to the Land, Business or the Assets and all, if any, claims thereof; (b) the present or past environmental compliance of Seller relating to the Land, Business or the Assets; (c) the present or past condition of the Land; (d) the discharge, leakage, spillage, transport, disposal or release of any Hazardous Material (as hereinafter defined) into the environment by Seller on or at the Land; and (e) land use and access approvals relative to any portion of the Land (collectively, the "Environmental Documents").

            SECTION 5.5.  REAL PROPERTY; REPORTING.

            (i) Seller has good, fee simple or leasehold title, as applicable, to the Land except for Permitted Encumbrances.
      Except as set forth on Schedule 5.5(i):

                  (a) At all times since January 14, 1998, the Frederick Land has been fully licensed, permitted and authorized for the operation of the Business as currently conducted, in all material respects, under all applicable zoning restrictions and land use requirements (the "Zoning Laws").

                  (b) The Land is usable for its current uses and can be used by
            Buyer after the Closing for such uses without materially violating any Zoning Laws and such uses are legal conforming uses. To the best of Seller's and Seller's Parent's knowledge, there are no proceedings or amendments pending and brought by or threatened by, any third party which would result in a material change in the allowable uses of the Land or which would modify the right of Seller to use the Land for its current uses after the Closing Date.

                  (c) Seller has made available to Buyer all engineering,
            geologic and other similar reports, documentation and maps relating to the Land in the possession or control of Seller or Seller's Parent.

                  (d)   (INTENTIONALLY DELETED).

                  (e) No third party has a present or future right to possession of all or any part of the Land.

                  (f) There are no pending or, to the best of Seller's and
            Seller's Parent's knowledge, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

          (ii) To the best of Seller's and Seller's Parent's knowledge, Seller has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

         (iii) Seller does not lease any real property necessary for the operation of the Business as currently operated.

         (iv) Seller presently enjoys peaceful and quiet possession of the Land.

            SECTION 5.6.  PERSONAL PROPERTY.  (i)  Attached as
      Schedule 1.1(c) hereto is a complete and accurate list of all Equipment. Each piece of Equipment is in good working order and has been maintained in a good and proper manner, ordinary wear and tear excepted.

          (ii) Listed on Schedule 1.1(d) hereto is a complete and accurate list of all Rolling Stock. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is in good working order and has been maintained in a good and proper manner, ordinary wear and tear excepted.

         (iii) All of the Assets are either owned by Seller or leased under an agreement indicated on Schedule 5.6(iii). To the best of Seller's and Seller's Parent's knowledge, all leases set forth on Schedule 5.6(iii) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Seller, or to the best of Seller's or Seller's Parent's knowledge, any other party to any of such leases exists, or would exist, except for the passage of time or delivery of a notice or both.

          (iv) At the Closing, Seller shall have good and merchantable title to the Assets (except the Land, in which Seller shall have good and marketable title to the Owned Land), free and clear of all debts, lease payments (including lease-end buy-out payments), liens, encumbrances, security interests, equities or restrictions whatsoever and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and merchantable title to the Assets (except the Land, in which

      Buyer shall receive good and marketable title in the Owned Land upon properly recording the deed, subject to the Permitted Encumbrances), free and clear of all debts, lease payments (including lease-end buy-out payments), liens, encumbrances, security interests, equities or restrictions whatsoever. The Assets constitute all of the assets owned by Seller used in the Business and include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business immediately before Closing as currently operated.

            SECTION 5.7. CONTRACTS. Attached as Schedule 1.1(g) hereto is a complete and accurate list as of the date hereof of the Customer Contracts and Related Approvals, true and complete copies of which have been delivered to Buyer. None of the Customer Contracts or Related Approvals listed on Schedule 1.1(g) have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any agreements except as described in Schedule 1.1(g). Except as set forth on Schedule 1.3, all Customer Contracts are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and Seller is not in default in, nor to the best knowledge of Seller and Seller's Parent has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a material default to the best knowledge of Seller and Seller's Parent, with regard to the payment or performance of any obligation under any Customer Contract; no claim of such a default has been asserted in writing. Seller has not received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract. To the best of Seller's or Seller's Parent's knowledge, there is no material default by any other party to any contract, commitment or other agreement attached as Schedule 1.1(g).

            SECTION 5.8. INSURANCE POLICIES. Attached as Schedule 5.8 are complete and accurate certificates evidencing insurance policies carried by Seller on the Business, the Land or the Assets and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years relating to such policies. All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. With respect to the Business, the Land, and the Assets during Seller's period of ownership Seller's insurance has never been cancelled and Seller has not been denied coverage.

            SECTION 5.9. EMPLOYEES; COMPENSATION. Attached as Schedule 5.9 is a complete and accurate list of all employees of Seller and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). There is no pending or, to the best of Seller's or Seller's Parent's knowledge, threatened labor dispute involving Seller and any group of its employees nor has Seller experienced any labor interruptions since January 14, 1998. Buyer shall be under no obligation to hire any of Seller's employees.

            SECTION 5.10. EMPLOYEE RELATIONS AND BENEFIT PLANS. Attached as
Schedule 5.10 are complete and accurate descriptions of all plans subject to Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are currently maintained and/or sponsored by Seller, or to which Seller currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Also listed on Schedule 5.10 are all of the Plans that have been terminated within the past three years.

            SECTION 5.11.  COMPLIANCE WITH ERISA.  None of Seller,
any Controlled Group Member (as defined in Code Section
414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Seller or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except for the Plans, Seller does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other laws applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.11(iv) hereof. To the extent that any Qualified Plans have not been amended to comply with the laws and regulations applicable to such Plan, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) Seller; or (ii) any Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or
Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA. Further:

            (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

          (ii) with respect to Plans which qualify as "group health plans" under
      Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Seller has complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Seller has no (and will not incur any) direct or indirect liability and Seller is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Seller, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Seller with respect to such group health plans;

         (iii) the Financial Statements reflect the approximate total pension, medical and other benefit expense for all Plans for the periods covered by the applicable Financial Statement, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods;

          (iv) attached hereto as Schedule 5.11(iv) is a copy of the claims history under Seller's group health plan for the past three years;

           (v) Seller has no (and will not incur any) retiree health care obligations to its employees;

          (vi) (INTENTIONALLY DELETED); and

         (vii) with respect to any Plan which qualifies as a group health plan, such plan is fully insured and all premiums have been paid on a timely basis and are paid in full as of the

      Closing Date or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of Seller's group health plans are retrospectively rated, there are no liabilities capable of assertion against Seller in respect of claims already incurred and present.

            SECTION 5.12. COMPLIANCE WITH LAW; NO CONFLICTS. Except as set forth on Schedule 5.12:

            (i) To the best of Seller's and Seller's Parent's knowledge as it relates to the Assets or the Business, Seller has in the past complied in all material respects with, and is now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Seller, the Land or the Business (collectively, the "Applicable Laws"). Neither Seller nor Seller's Parent has received any written notice that Seller is under investigation or other form of review with respect to any Applicable Law materially adversely affecting the Assets or the Business; and

          (ii) the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not in any material respect:

                  (a) conflict with, or result in a breach or violation of the
            Articles of Incorporation or Bylaws of Seller;

                  (b) conflict with, or result in a breach under any document, agreement or other instrument to which Seller or Seller's Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Seller or Seller's Parent pursuant to: (A) any law or regulation to which Seller or Seller's Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller or Seller's Parent is bound or any of their respective property is subject;

                  (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Seller; or

                  (d) except for the filings by Seller and Buyer required by the
            Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any consents or filings required under any permit or Customer Contract, require the consent of, or filing with, any governmental authority or agency or other third party in order to remain in full force and effect. SECTION 5.13. TAXES. Seller has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes. No notice of any claim for taxes, whether pending or threatened, has been received.

            SECTION 5.14. LITIGATION. Except as set forth on Schedule 5.14, there is no material claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or, to the best of Seller's or Seller's Parent's knowledge, threatened, against Seller or Seller's Parent, relating to the

Assets or Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no written notice of any of the above has been received by Seller or Seller's Parent. Also listed on Schedule 5.14 are all instances where Seller is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

            SECTION 5.15.  CONDUCT OF SELLER'S BUSINESS.
(INTENTIONALLY DELETED).

            SECTION 5.16.  HAZARDOUS MATERIALS; DISPOSAL SITES.
Except as set forth on Schedule 5.16, to the best of Seller's and Seller's Parent's knowledge, specifically with respect to the
Business:

            (i) Seller has generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; any comparable or similar state statute applicable to the Business; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended (collectively, "Hazardous Materials"), in substantial compliance with all Applicable Laws.

          (ii) No liens with respect to environmental liability have been imposed against the Land or against Seller related to the Assets, the Business or the Land under CERCLA, any comparable state statute affecting the Business or other Applicable Law, and, to the best of Seller's Parent's knowledge, no facts or circumstances exist which may reasonably be expected to give rise to the same.

         (iii) Set forth on Schedule 5.16 is a complete list of the names and addresses of all disposal sites utilized by Seller relating to the Assets or the Business, none of which sites is listed on the CERCLIS list or the National Priorities List of hazardous waste sites or any comparable state list.

          (iv) There have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials.

            SECTION 5.17. UNDERGROUND STORAGE TANKS. Except as set forth on
Schedule 5.17, to the best of Seller's or Seller's Parent's knowledge the Land does not contain any underground or above-ground storage tanks containing Hazardous Materials. All above and below ground tanks currently in use on the Land are being used and maintained in accordance with all Applicable Laws.

            SECTION 5.18. ABSENCE OF CERTAIN BUSINESS PRACTICES. To the best of Seller or Seller's Parent's knowledge neither Seller nor Seller's Parent has ever made, offered or agreed to offer anything of value to any employees of any customers of Seller for the purpose of attracting business to Seller or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

             ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.

            Buyer represents and warrants that the statements contained in this
Section 6: (i) are correct and complete, in all material respects, as of the date of this Agreement; (ii) will be correct and complete, in all material respects, as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6); and (iii) shall survive the Closing in accordance with Article 11.

            SECTION 6.1.  CORPORATE ORGANIZATION.   Buyer is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

            SECTION 6.2. CORPORATE AUTHORITY. The officers of Buyer executing this Agreement have the corporate authority to enter into and bind Buyer to the terms of this Agreement. On or before the Closing, all corporate action by Buyer necessary to approve the transaction, including both shareholder and director approvals (if required), shall have been taken.

            SECTION 6.3. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

            (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer;

          (ii) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (A) any law or regulation to which Buyer or any of its property is subject, or (B) any judgment, order or decree to which Buyer is bound or any of its property is subject;

         (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or

          (iv) except for the filings by Seller and Buyer required by the HSR Act and any consents or filings required under any Permit or Customer Contract, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

            SECTION 6.4. BINDING AGREEMENT. This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms.

            SECTION 6.5.  CONDITION OF ASSETS.  (i)  Buyer
      acknowledges, warrants and agrees that, prior to the Closing
      Date, it has had the opportunity to and has examined and investigated the nature, environmental condition and compliance status of the Assets, including, but not limited to, the Land and the Business. Except as set forth in Article 5, neither Seller, nor any agent, attorney, employee, or representative of Seller, has made any representation whatsoever regarding the nature, environmental condition or compliance status of the Assets, the Land or the Business by Seller to Buyer or any part thereof and that Buyer in executing, delivering and/or performing this Agreement has not relied upon any statement and/or information (including, but not limited to, any environmental report), to whomsoever made or given directly, orally or in writing, by any individual, firm or corporation. Buyer has entered into this Agreement based solely upon its own inspection, evaluation, review and analysis.

          (ii) Buyer acknowledges, warrants and agrees that the materials, records, reports and documents provided by Seller to Buyer as of the Closing Date adequately, lawfully and sufficiently disclose to Buyer all environmental matters relevant to the Business, the Assets and Land, such as to comply in form and substance with Section 20116 of Part 201 of the Natural Resources and Environmental Protection Act ("Part 201") (MCLA 324.20116). The parties agree that to the extent any obligation exists to record any such information or notice thereof under Section 20116 of Part 201, such obligation will be Buyer's, provided, however, that Buyer will not record any such information or notice without providing Seller with prior written notice.

         ARTICLE 7. COVENANTS OF SELLER'S PARENT AND SELLER PRIOR TO
                       CLOSING (INTENTIONALLY DELETED).

          ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER'S PARENT AND SELLER (INTENTIONALLY DELETED).

           ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                           (INTENTIONALLY DELETED).

                  ARTICLE 10.  NON-ASSUMPTION OF LIABILITIES

            SECTION 10.1. NON-ASSUMPTION OF LIABILITIES. Except as otherwise set forth in Section 10.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or Seller's Parent whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, (i) any obligations of Seller arising prior to the Closing Date under any agreement or arrangement between Seller and the employees of Seller or any labor or collective bargaining unit representing any such employees; or (ii) caused solely by occurrences prior to the Closing Date.

            SECTION 10.2. ASSUMPTION OF CERTAIN OBLIGATIONS. Buyer agrees to perform all of Seller's obligations under the Customer Contracts, Related Approvals, Permits and other agreements, only to the extent such obligations first mature and are required to be performed subsequent to the close of business on the date of Closing. In addition Buyer hereby: (i) assumes all of the liabilities reflected in Actual Net Working Capital; (ii) assumes, and agrees to pay, for the cost of the remediation required by any governmental agency as of the Closing Date with respect to the Calahan Land and Calahan Facility; (iii) assumes all costs associated with the removal of existing construction/demolition debris on the Frederick Land; (iv) assumes all costs associated with the PCB containing materials delivered by Safety Kleen to the Frederick Facility; (v) assumes all costs related to the environmental condition of the Kansas City Land; and (vi) assumes all costs related to the environmental condition of the Land except those incurred as a result of a breach of a representation by Seller or Seller's Parent set forth in Article 5 hereof.

                           ARTICLE 11. INDEMNIFICATION

              SECTION 11.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for a period of two years after the Closing Date; provided, however, that the representations and warranties in Sections 5.5, 5.16 and 5.17 shall survive for a period of three years, the representations and warranties in Sections 5.1, 5.2, 5.13, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period, and the rights set forth in Section 4.5 shall survive in accordance with the time periods set forth in the Predecessor Contract.

            SECTION 11.2. INDEMNIFICATION BY SELLER'S PARENT AND SELLER. Seller and Seller's Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any material breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Seller's Parent (including, without limitation, those relating to Seller's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance, in any material respect, of any agreement, covenant or condition on the part of

Seller's Parent or Seller made in this Agreement; (c) the matters set forth in
Section 10.1; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this
Section 11.2 had been satisfied.

            SECTION 11.3. INDEMNIFICATION BY BUYER. Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller and Seller's Parent at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extra-ordinary, patent or latent, incurred by Seller or Seller's Parent as a result of or incident to: (i) any material breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance, in any material respect, of any agreement, covenant or condition on the part of Buyer made in this Agreement (including, without limitation, the covenant to perform post-Closing obligations as set forth in Section 10.2); (iii) any liability or obligation relating to the operation of the Business after the Closing; (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 11.3 had been satisfied; (v) any matter as to which Seller's Parent or Seller does not have an indemnification obligation to Buyer under Section 11.2 hereof; and (vi) any loss suffered by Seller or Seller's Parent relating to the fact that the Permits were not transferred on the Closing Date or any operation of the Assets by Buyer without appropriate Permits.

            SECTION 11.4. LIMITATION ON LIABILITY. (a) The indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs and then only after the aggregate amount of such obligations exceeds $600,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $600,000. Further, the indemnification obligations set forth in this Article 11 shall be limited to an aggregate amount of $27,900,000. Notwithstanding the foregoing Buyer's obligation for indemnity in Sections 11.3(iii) and (vi) apply without regard to the cap or the basket contained in this Section 11.4.

            (b) Notwithstanding anything else to the contrary in this Agreement, the indemnification obligations set forth in this Article shall be limited to claims as to which the Indemnified Party has given the Indemnifying Party written notice thereof, stating in reasonable detail the basis for indemnification hereunder, on or prior to the expiration of the applicable survival period set forth in Section 11.1.

            (c) Notwithstanding anything else in this Agreement, in no event shall the indemnification obligations under this Article 11 with respect to any environmental matter exceed the cost reasonably necessary to comply with the least stringent remediation standard necessary to satisfy the governmental agency requiring the remediation consistent with the subject Land's current use.

            (d) Notwithstanding anything to the contrary in this Agreement, no claim shall give rise to an indemnification obligation of Seller unless it exceeds $5,000.

            SECTION 11.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (except for applicable baskets and deductibles) of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, and
      (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld) unless there is a complete discharge of the claim.

            (d) In the event or to the extent that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses),
      (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

            SECTION 11.6. ADDITIONAL PROCEDURES. (i) In the event indemnification is requested, the Indemnifying Party and its representatives and agents will have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in assessing, addressing or otherwise resolving the matter for which indemnification is sought.

          (ii) Buyer agrees to retain all documents with respect to all matters as to which indemnity may be sought under Section 11.2. Before disposing of or otherwise destroying any such documents, Buyer will give reasonable notice to such effect and deliver to Seller, upon its request, a copy of any such documents. In addition, each party to this Agreement agrees to use its reasonable efforts to cause its employees to cooperate with and assist Seller in connection with any matter for which indemnity is sought by Buyer hereunder.

         (iii) (a) Except if and to the extent required by Applicable Laws and subject to this Section 11.6(iii), Buyer and Seller each acknowledges, warrants and agrees that it will not initiate any action with any third party, including any governmental agency, which could reasonably be expected to lead to a Third Party Claim against the other; and (b) if either party believes that a disclosure, communication, or report is required to be made under any Applicable Law relating to any matter for which indemnification has been or may be sought under Section 11.2, it will give the other party prior written notice of the basis for that belief, including a reference to the specific Applicable Law which the party believes requires such disclosure, communication or report, and the nature and content of the proposed disclosure, communication or report which the party believes is required to be made.

          (iv) Buyer agrees that it will, as soon as practical, notify Seller of any contact, whether written, verbal, or in person, by or with any governmental agency, agency representative, or any other party regarding Seller's activities at or any other issues related to the environmental condition or compliance status of the Land, the Assets or the Business. This provision will be effective through the end of the third year after the Closing Date.

                             ARTICLE 12. EXCLUSIVITY

            This Agreement contains the exclusive agreement of Seller and Buyer with respect to the matters covered under this Agreement and will be in lieu of, and not in addition to, all other remedies which may exist at law, in equity or under any other contract or agreement and neither Party may assert any claim with respect to any matter against the other which is not authorized in this Agreement as to the subject matter thereof.

                      ARTICLE 13. TERMINATION OF AGREEMENT

             SECTION 13.1. TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Seller's Parent or Seller in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

            SECTION 13.2. TERMINATION BY SELLER. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured on or before the Closing Date.

            SECTION 13.3. REMEDIES IN THE EVENT OF BREACH. In addition to the termination rights provided in this Article 13, if either party breaches this Agreement prior to Closing, the other party shall have all other remedies available at law or under this Agreement.

            ARTICLE 14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

            SECTION 14.1. NONDISCLOSURE BY SELLER AND SELLER'S PARENT. Seller and Seller's Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and Seller's Parent each agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller or Seller's Parent. In the event of a breach or threatened breach by Seller or Seller's Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

            SECTION 14.2. NONDISCLOSURE BY BUYER. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that it will not, except as may be required by Applicable Laws or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date, except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

                               ARTICLE 15. GENERAL

              SECTION 15.1. ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Seller's Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

            SECTION 15.2. ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

            SECTION 15.3. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

            SECTION 15.4. NO BROKERS. Seller and Seller's Parent represent and warrant to Buyer and Buyer represents to Seller and Seller's Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

            SECTION 15.5. EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Seller will pay the fees, expenses and disbursements of Seller and Seller's Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Seller's Parent and Seller under this Agreement. All such fees, expenses and disbursements of Seller's Parent and Seller shall be paid by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense. Seller's Parent and Seller represent and warrant to Buyer that Seller's Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

            SECTION 15.6. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

            (a)   If to Buyer, addressed to it at:

                  USL City Environmental, Inc.
                  411 N. Sam Houston Parkway East
                  Suite 400
                  Houston, TX  77060
                  ATTN:  David Turkal
                  with a copy to:

                  U S Liquids Inc.
                  411 N. Sam Houston Parkway East
                  Suite 400
                  Houston, TX 77060
                  ATTN:  W. Gregory Orr

            (b)   If to Seller, addressed to it at:

                  USA Waste Services, Inc.
                  Park West Two
                  Suite 420
                  2000 Cliff Mine Rd.
                  Pittsburgh, PA 15275
                  ATTN:  Regional Vice President

                  with a copy to:

                  USA Waste Services, Inc.
                  1001 Fannin Street
                  Suite 4000
                  Houston, TX 77002
                  Attn:  General Counsel

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

            SECTION 15.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

            SECTION 15.8. NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

            SECTION 15.9. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

            SECTION 15.10. CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

            SECTION 15.11. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

            SECTION 15.12. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

            SECTION 15.13. STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Seller will not directly or indirectly solicit offers for the stock or the assets of Seller or for a merger or consolidation involving Seller, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Seller by merger, consolidation or other combination or acquiring any of the Assets of Seller (the "Transaction Discussions"); nor will Seller's Parent permit Seller to do any of the foregoing. Buyer shall not engage in any Transaction Discussions with any person or entity that operates in any aspect of the Business.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                          BUYER:

                                          USL CITY ENVIRONMENTAL, INC.

                                          BY:___________________________
                                          ITS:__________________________

                                          SELLER:

                                          CITY MANAGEMENT CORPORATION

                                          (EIN:  ____________)

                                          BY:___________________________
                                          ITS:__________________________

                                          SELLER'S PARENT:

                                          USA WASTE SERVICES, INC.

                                          BY:___________________________
                                          ITS:__________________________